UNITED STATES             12/31/95
                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                            SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO.          )*

UAL CORPORATION
(NAME OF ISSUER)
COMMON
CLASSES M, P, AND S ESOP VOTING JUNIOR PREFERRED-VOTING ONLY
(TITLE CLASS OF SECURITIES)
902549500
(CUSIP NUMBER)

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT.____(A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).



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CUSIP NO. 902549500            13G       PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    4,632,504.777 SHARES (REPRESENTS 4,632,504.777 SHARES CLASS 1
               NON VOTING ESOP CONVERTIBLE PREFERRED STOCK
               CONVERTIBLE INTO THE SAME NUMBER OF COMMON)
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    4,632,504.777 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.8 % COMMON

12. TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500          13G       PAGE 2A OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    1 SHARE (1 SHARE CLASS P ESOP VOTING JUNIOR PREFERRED
             REPRESENTS 25.4% OF THE VOTING POWER OF THE
             CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER
             THAN THE VOTE FOR DIRECTORS.)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1 SHARE

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS P ESOP VOTING JUNIOR PREFERRED

12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 902549500          13G       PAGE 2B OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    1 SHARE (1 SHARE CLASS M ESOP VOTING JUNIOR PREFERRED
             REPRESENTS 20.4% VOTING POWER OF THE CORPORATION.
             VOTING POWER LIMITED TO MATTERS OTHER THAN THE VOTE
             FOR DIRECTORS.)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1 SHARE

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS M ESOP VOTING JUNIOR PREFERRED

12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 902549500          13G       PAGE 2C OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    1 SHARES (1 SHARE CLASS S ESOP VOTING JUNIOR PREFERRED
              REPRESENTS 9.2% VOTING POWER OF THE CORPORATION.
              VOTING POWER LIMITED TO MATTERS OTHER THAN THE VOTE
              FOR DIRECTORS.)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1 SHARE

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS S ESOP VOTING JUNIOR PREFERRED

12.  TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500          13G       PAGE 2D OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    VARIOUS COLLECTIVE INVESTMENT FUNDS FOR EMPLOYEE BENEFIT PLANS
     AND OTHER INDEX ACCOUNTS                UAL CORPORATION

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    426,055 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    533,055 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    533,055 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.1%

12.  TYPE OF REPORTING PERSON*

    BK
                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.

     (A)  NAME OF ISSUER

          UAL CORPORATION

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          UAL CORPORATION
          1200 EAST ALGONQUIN ROAD
          ELK GROVE VILLAGE, ILLINOIS 60007


ITEM 2.

     (A)  NAME OF PERSON FILING

          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

     (D)  TITLE CLASS OF SECURITIES
          COMMON
          CLASS M,P, AND S ESOP VOTING JUNIOR PREFERRED

     (E)  CUSIP NUMBER

          902549500

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                                                  PAGE 4 of 5 PAGES
ITEM 4. OWNERSHIP

     (A)  AMOUNT BENEFICIALLY OWNED

          5,165,562.777 SHARES (INCLUDES 3 SHARES OF ESOP
                            VOTING JUNIOR PREFERRED-VOTING ONLY)

     (B)  PERCENT OF CLASS
          29.9% COMMON DISPOSITIVE
          55 % (ESOP VOTING JUNIOR PREFERRED-VOTING ONLY)

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
                 426,055 SHARES
          (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF 3 SHARES (REPRESENTS 55% VOTING POWER OF THE
                           CORPORATION)
          (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE
                 DISPOSITION OF
                 533,055 SHARES
          (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                DISPOSITION OF
                4,632,504.777 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
              HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE
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                                                  PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         9 SEPTEMBER 1996

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



                         /s/ JANET DENNEEN
                         SENIOR COMPLIANCE OFFICER